Exhibit 10.17

TOMI FUJI ENERGY MANAGEMETN SERVICES CONSULTANTS LIMITED

Contract No.: SCECCC0409-89ZL

This agreement is signed by the following parties on 7 February, 2005

Seller ("Party A"): Address:	TOMI FUJI ENERGY MANAGEMENT SERVCIES CONSULTANTS LIMITED 4/F., OMC Centre, 35-47 Tsing Yi Road, Tsing Yi, New Territories, Hong Kong.
Buyer (“Party B”): Address:	Versatech Group Limited 9/F., Koon Wah Industrial Building, 132 Wai Yip Street, Kwun Tong, Kowloon, Hong Kong.

It is hereby agreed as follows:-

1. Definition and Interpretation

1.1 In this agreement, unless the context otherwise requires:-

“Agreement”means this Agreement including its schedules as may be amended from time to time;

“Business Day” means any day (other than a Saturday or a Sunday or a public holiday) on which a local bank is open for business in Hong Kong;

“Delivery Date” means the Date of Acceptance of Goods in good condition in accordance with Clause 4.2;

“Energy Saver(s)” means the energy saver(s) described in Schedule I and includes all accessories attached to it and all renewal and replacements of such accessories from time to time;

“HK$”means Hong Kong Dollars, the lawful currency of Hong Kong;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

“Delivery Place” means the Premises at which the Energy Saver(s) is to be placed;

“Insurance Policy” is defined in Clause 5.1;

“Premises”means the Party B’s address or designated place;

“Outstanding Balance” means the Selling Price less the aggregate amount of already paid by Party B pursuant to Clause 2.2 and 2.3;

“Selling Price” means the price indicated in clause 2.2 hereof.

1.2 Unless a contrary intention appears in this Agreement:-

(a)	person include any natural person, association, firm, corporation, governmental authority and any entity whether or not a separate legal person;

(b)	references to clauses and schedules, if any, are to clauses of and schedules to this Agreement;

(c)	the singular includes the plural and vice versa and the masculine gender includes the feminine and neuter genders and vice versa;

(d)	the headings are for reference only and should be ignored in construing this Agreement.

2. Price of the Energy Saver(s)

2.1 Subject to the terms and conditions set out in this Agreement, Party A agrees to sell to Party B, and Party B agrees to purchase, the Energy Saver subject to satisfactory delivery of the Energy Saver(s) at the Premises of Party B in accordance with Clause 4.

2.2 The Selling Price for the Energy Saver shall be the sum of HK$13,079,559.00.

2.3 Party B unconditionally agrees to pay the selling price to party A within 120 days of the Delivery Date.

2.4 Subject to Party B's acceptance of the Energy Saver pursuant to Clause 4.2 below, Party B's obligation  to pay the selling price or pay any other amount due under this Agreement is absolute and unconditional and Party B may at no time withhold payment or claim any right of suspension, set-off, defence or counterclaim in respect of such payments. Without prejudice to the foregoing, payments due under this Clause 2 shall be paid irrespective of any claim Party B may have against Party A in respect of any failure to achieve any level of savings from the use of the Energy Saver.

2.5 Party B must pay all amounts due under this Agreement free and clear of any taxes, deductions or withholdings of any nature. If the payment of any taxes, deductions or withholdings are required by law, Party B will pay Party A such additional amounts as may be necessary to ensure that Party A receives not less than the amount that Party A would have received in the absence of such taxes, deductions or withholdings.

2.6 Interest at the rate of 2% per month shall be chargeable on any overdue amount up to but excluding the date of actual payment of such overdue amount.

2.7 Failure to make any payment within 7 days of Party A’s demand shall constitute a repudiatory breach of this agreement.

3. Passing of Title to Energy Saver and Risks

3.1 (i) On delivery of the Energy Saver risk in the Energy Saver shall forthwith pass to Party B; and

(ii)	Party A will provide warranty and maintenance services for the Energy Saver pursuant to a separate maintenance arrangement.

3.2 Title in the Energy Saver shall not pass to Party B until all selling price and any payments due under clause 2 above have been paid. Party A may if it so desires place upon any part of the Energy Saver a name plate (including any serial numbers) or any other method of identification publicly proclaiming the Energy Saver.

4. Delivery

4.1 Party A shall be responsible for the delivery of the Energy Saver at the Delivery Place and shall ensure that the Energy Saver is delivered in good working conditions and shall function properly.

4.2 The Energy Saver shall be delivered to the Delivery Place at a date to be specified by Party B to Party A in writing but in any event within 45 days from the date of this Agreement provided that Party B shall give Party A not less than 14 days’ prior written notice of the desired date of delivery of the Energy Saver.

4.3 Party B shall sign on a delivery note as being in all respects satisfactory upon completion of the delivery.

5. Insurance

5.1 Party A confirms that the Energy Saver(s) has been covered by insurance against any loss or damage due to system failure with a maximum compensation of US$1 million for each claim (the “Insurance Policy”). Party B shall be responsible for all other insurance.

6. Representation and Warranties from Party A

6.1 Party A hereby represents, warrants and undertakes with Party B that each of the warranties set out in this Clause 6.1 is true and accurate in all respects;

(a)	Party A is duly incorporated and is validly existing under the laws of Hong Kong and has full power, authority and legal right to enter into this Agreement and the performance of this Agreement by Party A shall not contravene any laws and regulations of Hong Kong;

(b)	the use of the Energy Saver(s) at the Premises does not contravene any laws, regulations or guidelines issued by the competent authorities or bodies (including without limitation the company which supplies electricity to the Premises) in Hong Kong; and

(c)	the Insurance Policy is currently in full force and effect and all insurance premiums which are due have been paid.

6.2 Party A shall fully indemnify and keep the Party B indemnified against all actions, proceedings, claims, demands, costs, damages, penalties and expenses (including without limitation legal costs on indemnity basis) whatsoever arising as a result of the Party A’s breach of any of the terms, representations and warranties under this Agreement, provided that no such claims in respect of this indemnity shall affect Party B’s obligations to make payments due under this Agreement pursuant to Clause 2 hereof.

7. Representations and Warranties From Party B

7.1 Party B hereby represents, warrants and undertakes with Party A that each of the warranties set out in this Clause 7.1 is true and accurate in all respects;

(a)	Party B ensure that the Energy Saver is used in a skilful and proper manner and by persons who are competent to use the same;

(b)	prior to full settlement of Selling Price to Party A, keep the Energy Saver at all times in the possession and control of Party B and not remove the same from the Premises, without the consent in writing of Party A;

(c)	indemnify Party A against all claims and demands made upon by reason of any loss injury or damage suffered by any person from the presence of the goods or the use thereof; and

(d)	in the event of default by Party B hereunder pay to Party A all expenses (including legal costs on a full indemnity basis) incurred by or on behalf of Party A in ascertaining the whereabouts of taking possession of preserving insuring and storing the Energy Saver and of any legal proceedings by or on behalf of Party A to enforce the provisions of this Agreement.

8. Restriction on Alienation

8.1 Prior to full settlement of Selling Price to Party A, Part B shall not

(a)	sell assign sub-let pledge mortgage charge encumber or part with possession of or otherwise deal with the Energy Saver or any interest therein nor create nor allow to be created any lien on the same whether for repairs or otherwise;

(b)	sell mortgage charge demise sub-let or otherwise depose of any land or building on or in which the Energy Saver are kept or enter into any contract to do any of the aforesaid things without Party A’s prior written consent and party B shall in any event procure that any such sale mortgage charge demise sub-lease or other disposition as the case may be is made subject to the right of Party A to repossess the Energy Saver at any time pursuant to Clause 9 below.

9. Termination

Party A shall be entitled to terminate this agreement in the event Party B fails to comply with any of the terms of this Agreement or repudiates the Agreement pursuant to Clause 2. In such event and without prejudice to any other rights Party A may have at law, Party A may (at its option) demand immediate payment of the Outstanding Balance together with all other sums due hereunder and/or repossess the Energy Saver. For the purposes of repossessing the Energy Saver, Party A may enter upon any land or building in, or upon which the Energy Saver is located and sever any goods affixed thereto prior to its removal (whether or not the Energy Saver or any part thereof shall have become affixed to the said land or building).

10. No Waiver

10.1 No delay or failure on the part of the parties in exercising any right or remedy under this Agreement shall impair the right or remedy or operate as or be taken to be a waiver nor shall any single partial or defective exercise of any such right or remedy preclude any other or further exercise under this Agreement or that of any other right or remedy.

10.2 No purported waiver of any of the rights or powers of the parties shall be valid unless it is made in writing and signed by its authorized representatives.

11. Partial Invalidity

11.1 If at any time any one or more of the provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall be in any way affected or impaired as a result.

12. Variation

12.1 Any addition, deletion or amendment to any provision to or any right under this Agreement shall be in writing and signed by the party or parties to be bound.

13. Entire Agreement

13.1 Save and except otherwise agreed in writing, this Agreement contains the entire understanding and agreement relating to the subject matters of this Agreement and supersedes any previous representation, expression of intent or agreement.

14. Counterparts

14.1 This Agreement may be signed in any number of copies or counterparts, each of which when so signed and delivered shall be deemed an original, but all the counterparts shall together constitute one and the same document.

15. Notices

15.1 Any notice or other communication given, or to be given, pursuant to this Agreement shall be in writing, sent or delivered to the following address or facsimile number:

to Party A:	Address:	4/F., OMC Centre, 35-47 Tsing Yi Road, Tsing Yi, New Territories, Hong Kong.
	Fax number:	(852) 2578 5600
	Attention:	Eric Fung
to Party B:	Address	9/F., Koon Wah Industrial Building, 132 Wai Yip Street, Kwun Tong, Kowloon, HK
	Fax number:	(852) 2787 6205
	Attention:	Derek Chung

15.2 Any notice or other communication shall be deemed to have been received if sent by facsimile, on the date of transmission; or if delivered personally, when delivered; or if sent by post, 7 days if overseas and 48 hours if local after the date of posting.

15.3 Reference in Clause 15.1 above to writing shall include a notice or communication by facsimile.

16. Costs

16.1 Save as otherwise set out herein, each party shall bear its own costs and expenses incurred in connection with this Agreement and the Leasing.

17. Law and Jurisdiction

17.1This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

18. Assignment

Party A may at any time, without notice to Party B, transfer, charge, sell or assign its rights under this Agreement or in respect of any Monthly Installments or other moneys and benefits due or to become due hereunder. This Agreement shall enure for the benefit of any successor in title or assignee.

Party A: TOMI FUJI ENERGY MANAGEMENT SERVCIES CONSULTANTS LIMITED	Party B: Versatech Group Limited
/s/ Eric Fung Name: Eric Fung Position: Position: Director	/s/ Derek Chung Name: Derek Chung Deputy CEO

Schedule 1

Eco-Pro Energy Saver(s)

       Product             Manufacturer               Model No.                Quantity        Delivery Schedule

 ECO-PRO ENERGY SAVER      TOMI FUJI ENERGY             ES 1250X                   ONE              Mar 2005
                        MANAGEMENT SERVCIES
                        CONSULTANTS LIMITED
 ECO-PRO ENERGY SAVER                                   ES 1000X                   TWO              Mar 2005
 ECO-PRO ENERGY SAVER                                   ES 220X                    SIX              Mar 2005
 ECO-PRO ENERGY SAVER                                   ES 250X                    TWO              Mar 2005
                                                         TOTAL                   ELEVEN